Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

US NATURAL GAS CORP
(Exact name of registrant as specified in its charter)

Florida	26-2317506
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

US Natural Gas Corp
2011 Employee and Consultant Stock Compensation Plan
(Full title of the plan)

Wayne Anderson, President
1717 Dr. Martin Luther King Jr. St. N.
St. Petersburg, Florida 33704
(Name and address of agent for service)

(727) 824-2800
(Telephone number, including area code, of agent for service)

Copies to:

Nathan D. Simmons, Esq.
Simmons Legal Services, LLC
2710 South Algonquian Street, Suite 107
Aurora, Colorado 80016
(303) 818-1573

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	36,000,000 Shares (1)	$0.0045	$162,000.00	$18.81

(1)  Pursuant to Rule 416(a), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the plans.

(2)  Pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the high and low prices for the Common Stock as reported on the OTCQB at the close of trading on June 22, 2011 of $0.0045.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Effective June 24, 2011, US Natural Gas Corp (the “Company”) adopted its 2011 Employee and Consultant Stock Compensation Plan (the “Plan”).  The number of shares of common stock of the Company that are available for issuance under the Plan are 36,000,000 shares of the Company’s Common Stock, $0.001 par value.  This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purposes of registering the 36,000,000 shares of the Company’s Common Stock issuable under the Plan.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).   Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Written request should be made to Investor Relations at US Natural Gas Corp at  1717 Dr. Martin Luther King Jr. St. N., St. Petersburg, Florida 33704.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on April 7, 2011.

2.	The Company’s Quarterly Report, for the quarter ended March 31, 2011.

3.
The description of the Company’s stock as set forth in its Registration Statement on Form S-1, filed on August 31, 2010, as amended pursuant to a Form 8-K, disclosing amendments to the Company’s Articles of Incorporation, filed on April 19, 2011.

4.	All other Current Reports on Form 8-K filed after the Company’s fiscal year ended December 31, 2010, such Form 8-K having been filed on January 11 and March 21, 2011.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

No applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act of the Florida Business Corporation Act authorizes indemnification of a corporation’s directors, officers, employees, fiduciaries and agents, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article 13 of the Company’s Articles of Incorporation, states as follows:

The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or office [sic] was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding.  The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors.  The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation or partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation.  The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of the final disposition of the proceeding.  The Corporation also may purchase a maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under law.  All references in these Articles of Incorporation are deemed to include any amendment or successor thereto.  Nothing contained in these Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner.  If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected.  All references in these Articles of Incorporation to “director”, “officer”, “employee”, and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.

Article XII of the Company’s Bylaws makes indemnification of the Company’s directors and officers mandatory in broader terms than set forth in the Articles of Incorporation.

Section 607.0831 of the Florida Business Corporation Act provides, in part, as follows:

(1) A director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:
(a) The director breached or failed to perform his or her duties as a director; and
(b) The director's breach of, or failure to perform, those duties constitutes:
1. A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
2. A transaction from which the director derived an improper personal benefit, either directly or indirectly;
3. A circumstance under which the liability provisions [regarding the director’s authorization of an improper distribution] are applicable;
4. In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or
5. In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

The foregoing statutory provision limiting the liability of the a director apply irrespective of whether there is a provision in the Articles of Incorporation authorizing or permitting such limitation of liability.

These provisions in the Articles of Incorporation do not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law for transactions from which the director derived any improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Florida law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. See paragraph C. of Item 9 below.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	US Natural Gas Corp 2011 Employee and Consultant Stock Compensation Plan
5.1	Opinion of Simmons Legal Services, LLC
23.1	Consent of LGG & Associates, PC, Independent Auditor
23.2	Consent of Simmons Legal Services, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, Florida, on this 29th day of June 2011.

US NATURAL GAS CORP

By:	/s/ Wayne Anderson
Wayne Anderson
President

POWER OF ATTORNEY

The undersigned directors and officers of US Natural Gas Corp, hereby constitute and appoint Wayne Anderson and Jim Anderson, and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wayne Anderson	Chairman of the Board and President (Principal Executive Officer)	June 29, 2011
Wayne Anderson

/s/ Chuck Kretchman	Chief Financial Officer (Principal Financial Officer)	June 29, 2011
Chuck Kretchman

/s/ Jim Anderson	Director	June 29, 2011
Jim Anderson

EXHIBIT INDEX

4.1	US Natural Gas Corp 2011 Employee and Consultant Stock Compensation Plan
5.1	Opinion of Simmons Legal Services, LLC
23.1	Consent of LGG & Associates, PC, Independent Auditor
23.2	Consent of Simmons Legal Services, LLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this registration statement)